Exhibit 99.1

VSB Bancorp, Inc.

First Quarter 2013 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —April 10, 2013. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $209,871 for the first quarter of 2013, a decrease of $71,757, or 25.5%, from the first quarter of 2012. The following unaudited figures were released today. Pre-tax income was $386,873 in the first quarter of 2013, compared to $519,161 for the first quarter of 2012. Net income for the quarter was $209,871, or basic income of $0.12 per common share, compared to a net income of $281,628, or $0.16 basic income per common share, for the quarter ended March 31, 2012.

The $71,757 decrease in net income was due to a decrease in net interest income of $241,618, and a decrease in non-interest income of $10,124, partially offset by a decrease in non-interest expense of $64,454, a decrease in the provision for income taxes of $60,531, and a decrease in the provision for loan loss of $55,000.

The $241,618 decrease in net interest income for the first quarter of 2013 occurred primarily because our interest income decreased by $243,095, while our cost of funds decreased by $1,477. The decline in interest income resulted from a $162,659 decrease in income from investment securities, due to a 73 basis point decrease in yield, as new securities were purchased at market rates significantly below the rates on securities repaid or matured, partially offset by a $7.6 million increase in average balance between the periods. The decrease in interest income was also the result of a $97,307 decrease in interest income from loans principally due to a $1.1 million decrease in the average balance of loans and a 13 basis point decrease in yield from the first quarter of 2012 to the first quarter of 2013.

Interest income from other interest earning assets (principally overnight investments) increased by $16,871 due to a 1 basis point increase in yield, and a $27.5 million increase in average balance. Overall, average interest-earning assets increased by $34.0 million from the first quarter of 2012 to the first quarter of 2013 due to a recent influx of deposits.

The decrease in interest expense was principally due to a $6,893 decrease in interest on Now accounts, as the average cost declined by 10 basis points, and a $6,116 decrease in interest on money market accounts, as the average cost declined by 16 basis points, due to a continuation of low market interest rates. These increases were partially offset by an $8,896 increase in the cost of savings account deposits, due to a 12 basis point increase in the cost and a $4.6 million increase in the average balance. Average demand deposits, an interest free source of funds for us to invest, increased $12.9 million, or 17.7%, from the first quarter of 2012, representing approximately 35% of average total deposits for the first quarter of 2013. Average interest-bearing deposits increased by $20.4 million, resulting in an overall $33.2 million increase in average total deposits from the first quarter of 2012 to the first quarter of 2013.

The average yield on earning assets declined by 75 basis points while the average cost of funds declined by 8 basis points. The reduction in the yield on assets was principally due to the 73 basis point drop in the yield on investment securities, and a 13 basis point drop in the yield on loans. The decline in the cost of funds was driven principally by a 10 basis point drop in the cost of Now account deposits, and a 16 basis point drop in the cost of money market deposits partially offset by a 12 basis point increase in the cost of saving account deposits. Our interest rate margin decreased by 71 basis points from 3.45% to 2.74% when comparing the first quarter of 2013 to the same quarter in 2012, while our interest rate spread decreased by 67 basis points from 3.20% to 2.53%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities, the increased average balance of low yielding other interest-earning assets and the adverse effect of the non-receipt of interest received on non-performing loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities and loans.

Non-interest income decreased to $610,601, or $10,124, in the first quarter of 2013, from $620,725 for the same quarter in 2012. The most significant component of the decrease was a $43,967 decline in service charges on deposits, which consist mainly of insufficient fund fees that are inherently volatile, and are based upon the number of items being presented for payment against insufficient funds. This decrease was partially offset by $23,469 increases in other income, due primarily to a $17,571 gain on the sale of other fixed asset.

Comparing the first quarter of 2013 with the same quarter in 2012, non-interest expense decreased by $64,454, totaling $2.0 million for the first quarter of 2013. Non-interest expense decreased for various business reasons including a $38,920 decrease in salary and benefit costs due to reduced staff, a $43,402 decrease in occupancy expenses due to an insurance payout on monies expensed in the remediation of our Dongan Hills branch, a $17,846 decrease in legal fees due to a lower level of collection costs, and a $16,775 decrease in director fees because of a reduced number of meetings in 2013. These decreases were partially offset by a $28,930 increase in other non-interest expenses due to OREO costs and increased costs of regulatory filings, foreclosure costs and a $22,287 increase in computer expenses due to a recent rise in software contract expenses.

Total assets increased to $276.7 million at March 31, 2013, an increase of $7.0 million, or 2.6%, from December 31, 2012. The significant components of this increase were a $14.9 million increase in investment securities, partially offset by a $6.0 million decrease in cash and other liquid assets and a $2.2 million decrease in loans, net. Our non-performing loans decreased from $6.4 million at December 31, 2012 to $5.7 million at March 31, 2013, due primarily to a charge-off of a loan that was foreclosed upon. Total deposits, including escrow deposits, increased to $248.0 million, an increase of $7.3 million, or 3.0%. We had increases in demand and checking deposits of $4.5 million, $1.9 million in in time deposits and a $1.7 million increase in savings deposits, partially offset by a decrease of $1.0 million in NOW accounts from year end 2012. The Bancorp’s Tier 1 capital ratio was 9.54% at March 31, 2013.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “We are happy to report that we have finished the remediation and rebuilding of our Dongan Hills branch that was damaged due to Superstorm Sandy. Our recent growth in deposits has increased the cash we have to invest, which is difficult to accomplish satisfactorily in this low interest rate environment. We are evaluating additional investment and loan vehicles that we can use to deploy our excess cash that fit into our credit and interest rate risk parameters.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “The local economy is still struggling to recover from Superstorm Sandy. The real estate market is still weak but we still have increased our capital base and our book value per share to $15.53. We paid our twenty-second consecutive dividend to our stockholders. Our ROA of 0.29% and our ROE of 2.84% for the first quarter of 2013 is lower than our peers. Our asset and deposit growth has been accomplished by providing the highest quality personal service to the professionals and business owners on Staten Island and by providing them Someone to Talk To.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.7 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank). We announced our sixth branch location, subject to regulatory and building department approval, on Tyrellan Avenue (Charleston) across from Target and Home Depot shopping centers.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.

Consolidated Statements of Financial Condition

March 31, 2013

(unaudited)

	March 31,	December 31,
	2013	2012

Assets:

Cash and cash equivalents	$71,684,099	$77,728,426
Investment securities, available for sale	121,748,028	106,825,570
Loans receivable	79,360,722	81,971,571
Allowance for loan loss	(1,317,014)	(1,753,521)
Loans receivable, net	78,043,708	80,218,050
Bank premises and equipment, net	2,240,691	2,097,356
Accrued interest receivable	585,200	617,833
Other assets	2,375,000	2,217,136
Total assets	$276,676,726	$269,704,371

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$86,346,119	$81,881,173
NOW	32,405,198	33,394,785
Money market	33,091,637	33,023,373
Savings	22,558,894	20,871,593
Time	73,323,586	71,452,704
Total Deposits	247,725,434	240,623,628
Escrow deposits	229,419	77,578
Accounts payable and accrued expenses	992,522	1,249,194
Total liabilities	248,947,375	241,950,400

Stockholders’ equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,785,309 outstanding at March 31, 2013 and at December 31, 2012)	199	199
Additional paid in capital	9,271,800	9,257,167
Retained earnings	19,439,368	19,336,280
Treasury stock, at cost (204,200 shares at March 31, 2013 and at December 31, 2012)	(2,068,898)	(2,068,898)
Unearned ESOP shares	(183,168)	(225,438)
Accumulated other comprehensive gain, net of taxes of $1,071,056 and $1,226,742, respectively	1,270,050	1,454,661

Total stockholders’ equity	27,729,351	27,753,971

Total liabilities and stockholders’ equity	$276,676,726	$269,704,371

VSB Bancorp, Inc.

Consolidated Statements of Operations

March 31, 2013

(unaudited)

	Three months	Three months
	ended	ended
	March 31, 2013	March 31, 2012
Interest and dividend income:
Loans receivable	$1,399,141	$1,496,448
Investment securities	629,911	792,570
Other interest earning assets	40,525	23,654
Total interest income	2,069,577	2,312,672

Interest expense:
NOW	15,323	22,216
Money market	50,596	56,712
Savings	18,504	9,608
Time	128,591	125,955
Total interest expense	213,014	214,491

Net interest income	1,856,563	2,098,181
Provision for loan loss	120,000	175,000
Net interest income after provision for loan loss	1,736,563	1,923,181

Non-interest income:
Loan fees	12,457	9,010
Service charges on deposits	508,751	552,718
Net rental income	16,986	10,059
Other income	72,407	48,938
Total non-interest income	610,601	620,725

Non-interest expenses:
Salaries and benefits	949,363	988,283
Occupancy expenses	327,743	371,145
Legal expense	61,862	79,708
Professional fees	88,772	83,000
Computer expense	73,775	51,488
Director fees	56,350	73,125
FDIC and NYSBD assessments	57,000	61,500
Other expenses	345,426	316,496
Total non-interest expenses	1,960,291	2,024,745

Income before income taxes	386,873	519,161

Provision (benefit) for income taxes:
Current	2,293	297,246
Deferred	174,709	(59,713)
Total provision for income taxes	177,002	237,533

Net income	$209,871	$281,628

Basic income per common share	$0.12	$0.16

Diluted net income per share	$0.12	$0.16

Book value per common share	$15.53	$15.17